As filed with the Securities and Exchange Commission on August 7, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-0422894 (I.R.S. Employer Identification Number)

750 Lexington Avenue, 25th Floor

New York, New York  10022

(Address of Principal Executive Offices)

Inducement Equity Award Agreement

(Full Title of the Plan)

Jack Sarno, Esq.

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York  10022

(Name and Address of Agent for Service)

(212) 754-2233

(Telephone Number, Including Area Code,

of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	161,181	(2)	$8.73	(3)	$1,407,110.13	$181.24
Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	85,935	(2)	$7.95	(3)	$683,183.25	$87.99
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional shares of Class A Common Stock of Scientific Games Corporation (the “Registrant”) that may from time to time be offered or issued resulting from stock splits, stock dividends, recapitalizations or similar adjustments of the outstanding Class A Common Stock of the Registrant.

(2)

Consists of (a) 161,181 shares of Class A Common Stock issuable upon exercise of a stock option and (b) 85,935 shares of Class A Common Stock issuable upon vesting and settlement of restricted stock units, in each case, granted to M. Gavin Isaacs on June 9, 2014 pursuant to the Inducement Equity Award Agreement (the “Inducement Award Agreement”) in connection with the commencement of Mr. Isaacs’ employment with the Registrant as President and Chief Executive Officer.

(3)

Estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457 promulgated under the Securities Act, based on (i) with respect to the 161,181 shares of Class A Common Stock being registered that are issuable upon exercise of the stock option granted pursuant to the Inducement Award Agreement, the exercise price of such stock option of $8.73 per share of Class A Common Stock and (ii) with respect to the 85,935 shares of Class A Common Stock that are issuable upon vesting and settlement of the restricted stock units granted pursuant to the Inducement Award Agreement, the average of the high and low prices per share of the Class A Common Stock, as reported on the Nasdaq Global Select Market on August 6, 2014.

EXPLANATORY NOTE

On June 9, 2014, the Registrant made the following equity grants to Mr. Isaacs pursuant to the Inducement Award Agreement as an inducement to his entering into employment with the Registrant as President and Chief Executive Officer:

(i)                                     a stock option to purchase 161,181 shares of the Registrant’s Class A Common Stock, at an exercise price of $8.73 per share of Class A Common Stock; and

(ii)                                  85,935 restricted stock units.

The foregoing grants were approved by the Registrant’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts equity grants that are inducements material to the individual’s entering into employment with the Registrant from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.  This Registration Statement registers the shares of Class A Common Stock issuable upon exercise of the stock option and the shares of Class A Common Stock issuable upon vesting and settlement of the restricted stock units, in each case, granted pursuant to the Inducement Award Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8.  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the foregoing grants, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.  Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

•                  the Registrant’s Annual Report on Form 10-K filed with the SEC on March 17, 2014, as amended on Form 10-K/A filed with the SEC on June 26, 2014 (as so amended, the “Annual Report”);

•                  all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

•                  the description of the Registrant’s Class A Common Stock set forth in the “Description of Capital Stock” contained in the Registrant’s registration statement on Form S-3 filed with the SEC on March 26, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock offered hereby has been passed upon for the Registrant by Jack B. Sarno, Vice President — Worldwide Legal Affairs and Corporate Secretary of the Registrant.  Mr. Sarno owns 37,525 shares of Class A Common Stock, 78,740 shares of Class A Common Stock underlying unvested restricted stock units, and stock options to purchase 30,044 shares of Class A Common Stock.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The bylaws of the Registrant provide for indemnification of the directors, officers, employees and other agents of the Registrant for such liabilities in such manner under such circumstances and to the extent permitted by Section 145 of the DGCL. The bylaws of the Registrant also provide that the Board of Directors of the Registrant may authorize the purchase and maintenance of insurance for the purpose of such indemnification.

The Registrant’s restated certificate of incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The Registrant maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain third-party claims which may be asserted against such entities, directors and/or officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed Herewith
4.1

Restated Certificate of Incorporation of Scientific Games Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002)

4.2

Certificate of Amendment of the Restated Certificate of Incorporation of Scientific Games Corporation (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.3	Amended and Restated Bylaws of Scientific Games Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 1, 2010)
4.4	Form of Inducement Equity Award Agreement between the Registrant and M. Gavin Isaacs	x
5.1	Opinion of Counsel as to validity of the shares of Class A Common Stock covered by this Registration Statement.	x
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	x
23.2	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm	x
23.3	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm	x
23.4	Consent of KPMG Huazhen (Special General Partnership), Independent Auditors	x
23.5	Consent of Counsel (included in Exhibit 5.1)	x

Item 9.   Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 7th day of August, 2014.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Scott D. Schweinfurth
Name:	Scott D. Schweinfurth
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 7th day of August, 2014.

Signature	Title

/s/ M. Gavin Isaacs	Chief Executive Officer and President
M. Gavin Isaacs	(Principal Executive Officer)

/s/ Scott D. Schweinfurth	Executive Vice President and Chief Financial Officer
Scott D. Schweinfurth	(Principal Financial Officer)

/s/ Jeffrey B. Johnson	Vice President, Finance, and Chief Accounting Officer
Jeffrey B. Johnson	(Principal Accounting Officer)

/s/ David L. Kennedy	Vice Chairman of the Board of Directors and Director
David L. Kennedy

/s/ Paul M. Meister	Director
Paul M. Meister

/s/ Gerald J. Ford	Director
Gerald J. Ford

/s/ Michael J. Regan	Director
Michael J. Regan

/s/ Barry F. Schwartz	Director
Barry F. Schwartz

/s/ Frances F. Townsend	Director
Frances F. Townsend

/s/ Debra G. Perelman	Director
Debra G. Perelman

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing
4.1	Restated Certificate of Incorporation of Scientific Games Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
4.2	Certificate of Amendment of the Restated Certificate of Incorporation of Scientific Games Corporation	Incorporated by reference to Exhibit 3.1(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007
4.3	Amended and Restated Bylaws of Scientific Games Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 1, 2010.
4.4	Form of Inducement Equity Award Agreement between the Registrant and M. Isaacs	Filed herewith.
5.1	Opinion of Counsel as to the validity of the shares of Class A Common Stock covered by this Registration Statement	Filed herewith.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	Filed herewith.
23.2	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm	Filed herewith.
23.3	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm	Filed herewith.
23.4	Consent of KPMG Huazhen (Special General Partnership), Independent Auditors	Filed herewith.
23.5	Consent of Counsel (included in Exhibit 5.1)	Filed herewith.